PRESS RELEASE

Available for Immediate Publication: March 28, 2006
Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
R. Dale McKinney, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

MERCED, California, March 28, 2006 -- Capital Corp of the West (NASDAQ: CCOW) today announced that R. Dale McKinney, Chief Financial Officer, will retire from the company effective May 12, 2006.

“The opportunity to become the Chief Financial Officer of Capital Corp of the West seven years ago came at an opportune time in my career and, professionally, was exactly what I was seeking,” stated Mr. McKinney. “The personal and financial rewards I’ve realized during my association with the company have far exceeded my initial expectations and allow me to move on to the next chapter in my life; devoting more time to my family, children and grandchildren and pursuing an extensive travel schedule.”

Tom Hawker, Chief Executive Officer, said, “I’m extremely grateful for Dale’s contributions to Capital Corp of the West during his tenure here. This has been an exciting time for the Company and Dale has been an integral part of our great Team. We all wish him much happiness in his retirement and thanks for his years of service.”

About County Bank
Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has 29 years of service as “Central California’s Community Bank.” County Bank ranks fifth out of thirty-nine banking institutions in this market area and is the largest community bank in the Central Valley. County Bank is listed under local stocks of interest under CapWest and traded on the NASDAQ as CCOW. It operates 23 retail, as well as 8 corporate lending centers and mortgage lending offices serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, San Joaquin, San Francisco, Santa Clara, Stanislaus and Tuolumne.

County Bank has made giving back to the community a company priority. Annually the Bank contributes five percent of its net income to the communities it serves.

For further information about County Bank, contact Tom Hawker, CEO of County Bank and Capital Corp of the West, at (209)725-2276.